Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2019 Fourth Quarter and Full Year Results

Irvine, CA – March 12, 2020 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter and full year of fiscal 2019 ended February 1, 2020.
"A deeper than expected drop in store traffic and comparable store net sales during the second and third weeks of December resulted in a disappointing fourth quarter overall, which was our first negative comp quarter in over three and a half years," commented Ed Thomas, President and Chief Executive Officer. "Comparable store net sales are off to a positive start thus far in the first quarter of fiscal 2020. However, due to the uncertainty of the potential near-term impacts of the coronavirus situation, we are unable to provide specific earnings guidance at this time."

Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2019 versus the fourth quarter of fiscal 2018 ended February 2, 2019:

•
Total net sales were $172.5 million, an increase of $1.9 million or 1.1%, compared to $170.6 million last year. The Company ended the quarter with 240 total stores, including one RSQ-branded pop-up store, compared to 229 total stores, including four RSQ-branded pop-up stores, last year.

•
Comparable store net sales, which includes e-commerce net sales, decreased 2.0% compared to last year's increase of 6.4%. Comparable store net sales in physical stores decreased 2.2% and represented approximately 80.7% of total net sales, compared to a decrease of 0.9% and an 80.3% share of total net sales last year. E-commerce net sales decreased 1.2% and represented approximately 19.3% of total net sales, compared to an increase of 49.6% and a 19.7% share of total net sales last year.

•
Gross profit was $52.1 million, or 30.2% of net sales, compared to $52.2 million, or 30.6% of net sales last year. Product margins decreased 20 basis points as a percentage of net sales due to increased markdowns. Occupancy costs deleveraged 70 basis points as a percentage of net sales, primarily due to opening 11 net new stores compared to last year and the negative comparable store net sales result. Distribution costs improved 50 basis points primarily due to lower e-commerce shipping charges compared to last year.

•
Selling, general and administrative expenses ("SG&A") were $43.6 million, or 25.3% of net sales, compared to $41.2 million, or 24.2% of net sales, last year. The $2.4 million increase in SG&A was primarily due to higher store payroll expenses of approximately $1.5 million resulting from minimum wage increases and store count growth, higher worker's compensation claims reserves of $0.8 million, and higher marketing expenses of approximately $0.4 million primarily relating to e-commerce. These expense increases were partially offset by lower corporate bonus provisions of $1.2 million compared to last year. Last year's SG&A also included $0.9 million in expense reductions related to negotiated resolutions of certain vendor disputes.

•
Operating income was $8.5 million, or 4.9% of net sales, compared to $10.9 million, or 6.4% of net sales, last year. The $2.4 million decrease in operating income was primarily due to the net SG&A increase noted above relative to net sales growth noted above.

•
Income tax expense was $2.8 million, or 30.9% of pre-tax income, compared to $3.1 million, or 26.4% of pre-tax income, last year. Income tax expense for fiscal 2019 includes approximately $0.5 million of discrete items related to the acceleration and expiration of certain employee stock options.

•	Net income was $6.3 million, or $0.21 per diluted share, compared to $8.7 million, or $0.29 per diluted share, last year.

Year-to-Date Results Overview
The following comparisons refer to operating results for the fifty-two weeks of fiscal 2019 versus the fifty-two weeks of fiscal 2018:

•	Total net sales were $619.3 million, an increase of $20.8 million or 3.5%, compared to $598.5 million last year.

•
Comparable store net sales, which includes e-commerce net sales, increased 0.8% compared to last year's increase of 4.0%. E-commerce net sales increased 9.7% and represented approximately 15.9% of total net sales compared to an increase of 21.7% and a 15% share of total net sales last year. Comparable store net sales in physical stores decreased 0.7% and represented approximately 84.1% of total net sales compared to an increase of 1.4% and a 85% share of last year's total net sales.

•
Gross profit was $186.7 million, an increase of $5.8 million or 3.2%, compared to $180.9 million last year. Gross margin, or gross profit as a percentage of net sales, slightly decreased to 30.1% from 30.2% last year. Product margins were flat compared to last year. Occupancy costs deleveraged 10 basis points primarily due to opening 11 net new stores.

•
SG&A was $158.3 million, or 25.6% of net sales, compared to $149.4 million, or 25.0% of net sales, last year. The $8.8 million increase in SG&A was primarily due to higher store payroll expenses of approximately $3.7 million resulting from minimum wage increases and store count growth, higher marketing expenses of approximately $2.6 million primarily due to e-commerce net sales growth, increased temporary labor expenses of approximately $1.5 million, and higher worker's compensation claims reserves of approximately $0.9 million. These increases were partially offset by a $2.4 million reduction in bonus expenses. Last year's SG&A also included a $1.5 million credit for the favorable resolution of a legal matter and $0.9 million in expense reductions related to negotiated resolutions of certain vendor disputes, which were partially offset by $0.7 million in secondary offering expenses.

•
Operating income was $28.5 million, or 4.6% of net sales, compared to $31.5 million, or 5.3% of net sales, last year. The $3.0 million decrease in operating income was primarily due to the net SG&A increase relative to the net sales increase noted above.

•
Income tax expense was $8.7 million, or 27.9% of pre-tax income, compared to $8.9 million, or 26.2% of pre-tax income, last year. Income tax expense for fiscal 2019 includes approximately $0.5 million of discrete items related to the acceleration and expiration of certain employee stock options.

•
Net income was $22.6 million, or $0.76 per diluted share, compared to $24.9 million, or $0.84 per diluted share, last year. Of the $0.08 decline in year-over-year earnings per diluted share, approximately $0.04 was attributable to the aggregate non-recurring impact of last year's favorable legal matter resolution, negotiated expense reductions and secondary offering costs, in each case noted above. The remaining $0.04 was attributable to the net SG&A increase noted above relative to net sales growth during fiscal 2019.

Balance Sheet and Liquidity
As of February 1, 2020, the Company had $139.9 million of cash and marketable securities and no debt outstanding under its revolving credit facility. This compares to $144.1 million of cash and marketable securities and no debt outstanding under its revolving credit facility as of February 2, 2019. For the fourth consecutive year, the Company paid a special cash dividend to its stockholders in February 2020. This year's special cash dividend was approximately $29.7 million in the aggregate, or $1 per share.

Fiscal 2020 First Quarter Outlook
Through March 10, 2020, total comparable store net sales, including e-commerce, have increased by a low single-digit percentage with comparable store net sales in stores slightly negative and e-commerce net sales up high single-digits on a percentage basis. Given the unpredictability of the effects of the coronavirus on, among other things, consumer behavior, store traffic, production capabilities, timing of deliveries, our people, economic activity and the market generally in the coming weeks and months, the Company is unable to provide specific earnings guidance at this time.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 12, 2020, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available until March 26, 2020, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13699476. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores, including one RSQ-branded pop-up store, across 33 states, as well as its website, www.tillys.com.

Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the potential near-term impacts of the coronavirus situation, our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, epidemics, pandemics, or other public health issues, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	February 1, 2020	February 2, 2019
ASSETS
Current assets:
Cash and cash equivalents	$70,137	$68,160
Marketable securities	69,780	75,919
Receivables	7,485	6,082
Merchandise inventories	56,901	55,809
Prepaid expenses and other current assets	4,561	11,171
Total current assets	208,864	217,141
Operating lease assets	263,649	—
Property and equipment, net	66,176	73,842
Other assets	7,951	2,185
Total assets	$546,640	$293,168
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,562	$24,207
Accrued expenses	20,755	18,756
Deferred revenue	11,761	10,373
Accrued compensation and benefits	7,190	8,930
Dividends payable	29,677	29,453
Current portion of operating lease liabilities	55,321	—
Current portion of deferred rent	—	5,540
Total current liabilities	145,266	97,259
Noncurrent operating lease liabilities	240,755	—
Noncurrent deferred rent	—	30,825
Other	718	1,757
Total liabilities	386,739	129,841
Stockholders’ equity:
Common stock (Class A)	22	21
Common stock (Class B)	8	8
Preferred stock	—	—
Additional paid-in capital	153,377	149,737
Retained earnings	6,280	13,335
Accumulated other comprehensive income	214	226
Total stockholders’ equity	159,901	163,327
Total liabilities and stockholders’ equity	$546,640	$293,168

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net sales	$172,479	$170,612	$619,300	$598,478
Cost of goods sold (includes buying, distribution, and occupancy costs)	120,345	118,455	432,592	417,582
Gross profit	52,134	52,157	186,708	180,896
Selling, general and administrative expenses	43,639	41,223	158,253	149,416
Operating income	8,495	10,934	28,455	31,480
Other income, net	589	856	2,901	2,313
Income before income taxes	9,084	11,790	31,356	33,793
Income tax expense	2,811	3,113	8,734	8,850
Net income	$6,273	$8,677	$22,622	$24,943
Basic income per share of Class A and Class B common stock	$0.21	$0.29	$0.77	$0.85
Diluted income per share of Class A and Class B common stock	$0.21	$0.29	$0.76	$0.84
Weighted average basic shares outstanding	29,628	29,451	29,533	29,278
Weighted average diluted shares outstanding	29,926	29,836	29,788	29,768

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fifty-Two Weeks Ended
	February 1, 2020	February 2, 2019
Cash flows from operating activities
Net income	$22,622	$24,943
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,948	22,485
Stock-based compensation expense	2,136	2,212
Impairment of assets	282	786
Loss on disposal of assets	908	30
Gain on sales and maturities of marketable securities	(1,660)	(1,552)
Deferred income taxes	(5,720)	953
Changes in operating assets and liabilities:
Receivables	3,204	(1,730)
Merchandise inventories	(1,092)	(2,783)
Prepaid expenses and other assets	557	(1,641)
Accounts payable	(4,227)	3,195
Accrued expenses	1,369	(4,438)
Accrued compensation and benefits	(1,740)	2,811
Operating lease liabilities and deferred rent	(2,541)	(195)
Deferred revenue	1,388	1,667
Net cash provided by operating activities	36,434	46,743
Cash flows from investing activities
Purchase of property and equipment	(14,299)	(14,923)
Proceeds from sale of property and equipment	—	3
Purchases of marketable securities	(126,526)	(136,198)
Proceeds from marketable securities	134,316	144,859
Net cash used in investing activities	(6,509)	(6,259)
Cash flows from financing activities
Dividends paid	(29,453)	(29,067)
Proceeds from exercise of stock options	1,590	3,652
Taxes paid in lieu of shares issued for stock-based compensation	(85)	(111)
Net cash used in financing activities	(27,948)	(25,526)
Change in cash and cash equivalents	1,977	14,958
Cash and cash equivalents, beginning of period	68,160	53,202
Cash and cash equivalents, end of period	$70,137	$68,160

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beginning of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2019 Q1	229	1	1	229	1,708
2019 Q2	229	1	1	229	1,710
2019 Q3	229	4	1	232	1,732
2019 Q4	232	8	—	240	1,776

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com